Marathon Oil Announces 2024 Capital Budget and Reports Fourth Quarter and Full-Year 2023 Results
Delivered $1.7 Billion of Shareholder Returns and $500 Million of Gross Debt Reduction

HOUSTON, Feb. 21, 2024 - Marathon Oil Corporation (NYSE: MRO) reported full-year 2023 net income of $1,554 million, or $2.56 per diluted share, which includes the impact of certain items not typically represented in analysts' earnings estimates and that would otherwise affect comparability of results. Adjusted net income was $1,587 million, or $2.61 per diluted share. Net operating cash flow was $4,087 million, or $4,187 million before changes in working capital (adjusted CFO). Free cash flow was $2,029 million, or $2,182 million before changes in working capital and including Equatorial Guinea (E.G.) distributions (adjusted FCF).

Marathon Oil reported fourth quarter 2023 net income of $397 million, or $0.68 per diluted share, which includes the impact of certain items not typically represented in analysts' earnings estimates and that would otherwise affect comparability of results. Adjusted net income was $406 million, or $0.69 per diluted share. Net operating cash flow was $1,080 million, and adjusted CFO was $980 million. Free cash flow was $681 million, and adjusted FCF was $624 million.

Highlights
•Returned 41% of adjusted CFO to shareholders in 2023, consistent with Return of Capital Framework
–Distributed $1.7 billion to shareholders, representing >12% distribution yield on current market capitalization; includes $417 million of shareholder returns during fourth quarter
–Executed $1.5 billion of share repurchases, driving 9% reduction to outstanding share count; includes $352 million of share repurchases during fourth quarter
–Raised per share base dividend 22% from year-end 2022 level, with no impact to peer-leading post-dividend free cash flow breakeven
•Reduced gross debt by $500 million in 2023, further strengthening investment grade balance sheet; includes $300 million of gross debt reduction during fourth quarter
•Delivered strong full-year 2023 and fourth quarter financial and operational results
–Full-year 2023 adjusted FCF of $2.2 billion, including $624 million during fourth quarter
–Full-year 2023 oil production of 190,000 net bopd, consistent with midpoint of annual guidance; includes fourth quarter oil production of 189,000 net bopd
–Full-year 2023 oil-equivalent production of 405,000 net boed, consistent with high end of annual guidance; includes fourth quarter oil-equivalent production of 404,000 net boed
•Achieved another year of comprehensive safety and environmental excellence
–Reported record annual safety performance, as measured by TRIR1
–Achieved 2025 GHG Intensity reduction goal of 50%2 two years ahead of schedule
–Improved total Company gas capture rate to 99.5%
•Announced 2024 capital budget that again prioritizes corporate returns, FCF generation, and meaningful return of capital to shareholders
–Expect $2.0 billion capital program to deliver 190,000 net bopd at midpoints of respective annual guidance ranges

–Expect to return at least 40% of adjusted CFO to shareholders in 2024 under differentiated CFO-driven framework that continues to provide investors with first call on cash flow

“2023 marked another year of impressive delivery against every dimension of our Framework for Success,” said chairman, president, and CEO Lee Tillman. “We generated $2.2 billion of adjusted free cash flow, returned $1.7 billion of capital back to our shareholders, and reduced gross debt by $500 million, further improving our investment grade balance sheet. Within our high-quality E&P peer group, we delivered among the best free cash flow and shareholder distribution yields, the most growth in production per share, the strongest capital efficiency, and the lowest reinvestment rate. These results are a strong testament to the quality of our multi-basin portfolio, the discipline in our capital allocation framework, and the hard work of all our employees. Most importantly, we delivered these outstanding results while holding true to our core values: reporting a record year for safety performance, achieving our 2025 GHG intensity reduction goal two years ahead of schedule, and further improving our natural gas capture.”

“Looking to 2024 and beyond,” continued Mr. Tillman, “I expect more of the same from our Company: strong free cash flow generation, underlying growth in per share metrics, compelling return of capital to shareholders, and ongoing balance sheet enhancement. We believe the combination of our consistent, disciplined strategy; our high-quality U.S. multi-basin portfolio; and our unique E.G. integrated gas business positions us to sustainably compete not only at the top of our energy peer group, but with the very best companies in the S&P 500.”

2024 Capital Budget and Guidance
Marathon Oil announced a $1.9 billion to $2.1 billion capital expenditure budget for 2024, fully consistent with the Company’s disciplined capital allocation framework that prioritizes corporate returns and FCF generation.
The 2024 program is expected to deliver approximately $1.9 billion of FCF, assuming $75/bbl WTI, $2.50/MMBtu Henry Hub, and $10/MMBtu TTF. 2024 cash flow sensitivities to WTI, Henry Hub, and TTF commodity prices are provided in the Company’s fourth quarter and full-year 2023 investor presentation.

Marathon Oil’s 2024 financial guidance assumes Alternative Minimum Tax (AMT) cash tax payments for its U.S. domestic operations at 15% of pre-tax income, partially offset by approximately $150 million of expected research and development (R&D) tax credits.

Marathon Oil expects to deliver total Company oil production of 190,000 net bopd at the midpoint of its 2024 guidance range. Although winter weather is expected to lower first quarter production by about 4,000 net bopd, primarily concentrated in the Bakken, the Company expects no impact to its flat oil production guidance for the full year. Marathon Oil expects to continue driving significant growth in oil production per share. The underlying capital efficiency and bottom line financial outcomes of the 2024 capital program are again expected to benchmark at the top of Marathon Oil’s high-quality E&P peer group.

More detailed highlights of the 2024 capital program include the following:
•Expect 5% to 10% fewer net wells to sales in 2024 to deliver flat year-on-year total oil production as the Company optimizes well mix to maximize corporate returns and FCF generation

•2024 well productivity expected to be comparable to 2023, with average lateral length increasing by ~5% and capital efficiency improving
•Capital spending again approximately 60% weighted to first half of year, driving higher production during second half of year
•Approximately 70% of total capital allocated to the Eagle Ford and Bakken
•Higher year-on-year capital spending in the Permian, accounting for majority of remaining Resource Play capital spend
•Modest E.G. capital spend limited to long-lead items in support of up to two potential Alba infill wells in 2025
•Higher year-on-year non-development capital spending, primarily related to environmental and emissions reduction efforts

Return of Capital Overview
Marathon Oil’s percentage of CFO Return of Capital Framework provides clear visibility to shareholder returns, ensuring the shareholder gets the first call on cash flow generation. In a $60/bbl WTI or higher price environment, the Company targets returning a minimum of 40% of adjusted CFO to equity investors.

During 2023, Marathon Oil returned 41% of adjusted CFO, or $1,724 million, to equity holders in the form of base dividends and share repurchases, representing a total shareholder distribution yield of >12% on the Company’s current market capitalization. Marathon Oil executed $1,473 million of share repurchases during 2023, driving a 9% reduction to outstanding share count and contributing to significant underlying improvement in per share metrics. Since Marathon Oil re-initiated its share repurchase program in October 2021, the Company has reduced its outstanding share count by more than 27%.

While delivering on its Return of Capital Framework in 2023, Marathon Oil also reduced gross debt by $500 million, including a $300 million prepayment on its Term Loan Facility during fourth quarter.

For 2024, consistent with its Return of Capital Framework, Marathon Oil expects to return at least 40% of adjusted CFO to shareholders, equating to a minimum shareholder return of $1.6 billion and providing shareholders visibility to a double-digit distribution yield (assuming $75/bbl WTI, $2.50/MMBtu Henry Hub, and $10/MMBtu TTF commodity pricing). While prioritizing its Return of Capital Framework, the Company expects to continue improving its investment grade balance sheet through further gross debt reduction.

4Q23 Operations
UNITED STATES (U.S.): U.S. production averaged 352,000 net barrels of oil equivalent per day (boed) for fourth quarter 2023, including 180,000 net barrels of oil per day (bopd). U.S. unit production costs averaged $6.51 per boe fourth quarter, with the increase from the prior quarter primarily due to lower sales volumes on fewer net wells to sales and a higher level of opportunistic workover activity. The Company expects average 2024 U.S. unit production costs to be consistent with the full year 2023 average.

The Company brought a total of 32 gross Company-operated wells to sales during fourth quarter, including five wells that came online near the end of December. Additionally, the Company brought a total of 10 joint venture wells to sales during fourth quarter.

Marathon Oil’s fourth quarter production in the Eagle Ford averaged 144,000 net boed, including 71,000 net bopd, with four gross Company-operated wells to sales. In the Bakken, production averaged 118,000 net boed, including 76,000 net bopd, with 23 gross Company-operated wells to sales. Permian production averaged 39,000 net boed, including 21,000 net bopd, with five gross company-operated wells to sales and four joint venture wells to sales. Oklahoma production averaged 49,000 net boed, including 10,000 net bopd, with six joint venture wells to sales.

INTERNATIONAL: E.G. production averaged 52,000 net boed for fourth quarter, including 9,000 net bopd. Sales volumes averaged 48,000 net boed, including 5,000 net bopd, as the Company was underlifted during the quarter. Unit production costs averaged $2.30 per boe. Fourth quarter net income from equity method investees totaled $45 million, while total cash distributions from equity method companies amounted to $33 million, including $29 million of dividends. Fourth quarter represented the final quarter under the legacy Henry Hub-linked LNG sales contract. Effective Jan. 1, 2024, pricing is global LNG-linked. The Company has successfully contracted all 2024 LNG cargoes at a global LNG price linkage and recently lifted its first cargo under these new contractual terms.

Corporate Overview
2023 RESERVES: Year-end 2023 proved reserves totaled 1,320 million barrels of oil equivalent (mmboe), comparable to year-end 2022 proved reserves, despite lower SEC commodity pricing. 2023 reserve additions were primarily attributable to expansion of proved areas and 5-year plan optimization and effectively replaced produced volumes. Excluding the impacts of SEC commodity pricing, reserve replacement totaled over 120%. Oil and liquids accounted for 49% and 73% of the Company’s year-end 2023 proved reserves, respectively.

BALANCE SHEET AND LIQUIDITY: Marathon Oil ended fourth quarter with total liquidity of $2.3 billion, including $155 million of cash and cash equivalents and $2.1 billion of available borrowings on the Company’s revolving credit facility that matures in 2027. All three primary credit rating agencies continue to rate Marathon Oil investment grade.

FOURTH QUARTER ADJUSTMENTS TO NET INCOME: The adjustments to net income for fourth quarter totaled $9 million.

Safety, Environmental, Social, and Governance Excellence
SAFETY: Marathon Oil holds safety as a core value and strives to provide safe, healthy, and secure workplaces. During 2023, Marathon Oil achieved a record-low annual Total Recordable Incident Rate (TRIR) of 0.21 for employees and contractors. Marathon Oil’s safety performance remains a key element of its executive compensation scorecard, underscoring the Company’s commitment to keeping its employees and contractors safe.

ENVIRONMENTAL: Marathon Oil aims to help meet global oil and gas demand with strong environmental performance by driving significant improvement to both the greenhouse gas (GHG) and methane intensity of its operations, consistent with the trajectory of the Paris Climate Agreement. Preliminary calculations indicate Marathon Oil achieved its 2025 GHG intensity reduction goal of 50%2 two years ahead of schedule. The Company’s annual GHG intensity remains a key element of its executive compensation scorecard. Additionally, Marathon Oil improved its total Company 2023 gas capture to 99.5% and continues to make progress toward its World Bank Zero Routine Flaring by 2030 commitment.

SOCIAL: Marathon Oil is committed to promoting a diverse and inclusive workplace, respecting human rights, and making strategic investments to build healthier, safer, more resilient, and stronger local communities. Key strategic social investments during 2023 included: ongoing support of Equatorial Guinea’s Bioko Island Malaria Elimination Project; partnership with the National Fish and Wildlife Foundation on grassland restoration projects in the Bakken; awarding grants to teachers across operating areas through the Unconventional Thinking in Teaching Program; and continued support of the Barbara Bush Houston Literacy Foundation My Home Library Program.

GOVERNANCE: Marathon Oil believes best-in-class governance is foundational to delivering shareholder value. The Company is especially focused on industry leadership in aligning executive compensation with the most critical drivers of shareholder value and on maintaining an independent and diverse board of directors with strong skills and experience. During 2023, Marathon Oil continued to enhance its board of director oversight through its focus on refreshment, independence, and diversity. The Company elected one new board member in 2023. Seven of eight directors are independent, average director tenure remains below the S&P 500 average while maintaining a diverse mix of short and longer-tenured directors, three directors are female (including the lead director), and two directors are ethnically/racially diverse.

A slide deck and Quarterly Investor Packet will be posted to the Company’s website following this release today, February 21. On Thursday, February 22, at 9:00 a.m. ET, the Company will conduct a question-and-answer webcast/call, which will include forward-looking information. The live webcast, replay and all related materials will be available at https://ir.marathonoil.com/.

Media Relations Contact:
Karina Brooks: 713-296-2191

Investor Relations Contacts:
Guy Baber: 713-296-1892
John Reid: 713-296-4380
# # #;

Footnotes:
1Total recordable incident rate (TRIR) measures combined employee and contractor workforce incidents per 200,000 work hours
22025 GHG intensity reduction goal of 50% is relative to 2019 GHG intensity baseline; MRO’s 2023 GHG intensity is a preliminary estimate subject to final calculation

About Marathon Oil
Marathon Oil Corporation (NYSE: MRO) is an independent oil and gas exploration and production (E&P) company focused on four of the most competitive resource plays in the U.S. - Eagle Ford, Texas; Bakken, North Dakota; STACK and SCOOP in Oklahoma and Permian in New Mexico and Texas; complemented by a world-class integrated gas business in Equatorial Guinea. The Company’s Framework for Success is founded on a strong balance sheet, ESG excellence and the competitive advantages of a high-quality multi-basin portfolio. For more information, please visit www.marathonoil.com.

Non-GAAP Measures
In analyzing and planning for its business, Marathon Oil supplements its use of GAAP financial measures with non-GAAP financial measures, including adjusted net income (loss), adjusted net income (loss) per share, net cash provided by operating activities before changes in working capital (adjusted CFO), free cash flow, adjusted free cash flow and reinvestment rate.

Our presentation of adjusted net income (loss) and adjusted net income (loss) per share is a non-GAAP measure. Adjusted net income (loss) is defined as net income (loss) adjusted for gains or losses on dispositions, impairments of proved and certain unproved properties, goodwill and equity method investments, changes in our valuation allowance, unrealized derivative gains or losses on commodity and interest rate derivative instruments, effects of pension settlements and curtailments and other items that could be considered “non-operating” or “non-core” in nature. Management believes this is useful to investors as another tool to meaningfully represent our operating performance and to compare Marathon to certain competitors. Adjusted net income (loss) and adjusted net income (loss) per share should not be considered in isolation or as an alternative to, or more meaningful than, net income (loss) or net income (loss) per share as determined in accordance with U.S. GAAP.

Our presentation of adjusted CFO is defined as net cash provided by operating activities adjusted for changes in working capital and is a non-GAAP measure. Management believes this is useful to investors as an indicator of Marathon’s ability to generate cash quarterly or year-to-date by eliminating differences caused by the timing of certain working capital items. Adjusted CFO should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.

Our presentation of free cash flow is a non-GAAP measure. Free cash flow is defined as net cash provided by operating activities, capital expenditures and change in capital accrual. Management believes this is useful to investors as a measure of Marathon’s ability to fund its capital expenditure programs, service debt, and fund other distributions to stockholders. Free cash flow should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.

Our presentation of adjusted free cash flow is a non-GAAP measure. Adjusted free cash flow before dividend (“adjusted free cash flow”) is defined as adjusted CFO, capital expenditures, and EG return of capital and other. Management believes this is useful to investors as a measure of Marathon’s ability to fund its capital expenditure programs, service debt, and fund other distributions to stockholders. Adjusted free cash flow should not be considered in isolation or as an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with U.S. GAAP.
Our presentation of reinvestment rate is a non-GAAP measure. The reinvestment rate in the context of adjusted free cash flow is defined as capital expenditures divided by adjusted CFO. The reinvestment rate in the context of free cash flow is defined as capital expenditures divided by net cash provided by operating activities. Management believes the reinvestment rate is useful to investors to demonstrate the Company’s commitment to generating cash for use towards investor-friendly purposes (which includes balance sheet enhancement, base dividend and other return of capital).

These non-GAAP financial measures reflect an additional way of viewing aspects of the business that, when viewed with GAAP results may provide a more complete understanding of factors and trends affecting the business and are a useful tool to help management and investors make informed decisions about Marathon Oil’s financial and operating performance. These measures should not be considered in isolation or as an alternative to their most directly comparable GAAP financial measures. A reconciliation to their most directly comparable GAAP financial measures can be found in our investor package on our website at https://ir.marathonoil.com/ and in the tables below. Marathon Oil strongly encourages investors to review the Company’s consolidated financial statements and publicly filed reports in their entirety and not rely on any single financial measure.

Forward-looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including without limitation statements regarding the Company’s future capital budgets and allocations, future performance (both absolute and relative); expected free cash flow, reinvestment rates, returns to investors (including dividends and share repurchases, and the timing thereof), growth in per share metrics, balance sheet enhancement, net wells to sales, well productivity, gross debt reduction, unit production costs, distribution yields, business strategy, capital expenditure guidance, production guidance, rig counts, tax assumptions and other statements regarding management’s plans and objectives for future operations, are forward-looking statements. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “outlook,” “plan,” “positioned,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar words may be used to identify forward-looking statements; however, the absence of these words does not mean that the statements are not forward-looking. While the Company believes its assumptions concerning future events are reasonable, a number of factors could cause actual results to differ materially from those projected, including, but not limited to: conditions in the oil and gas industry, including supply/demand levels for crude oil and condensate, NGLs and natural gas and the resulting impact on price; changes in expected reserve or production levels; changes in political or economic conditions in the U.S. and Equatorial Guinea, including changes in foreign currency exchange rates, interest rates, inflation rates and global and domestic market conditions; actions taken by the members of the Organization of the Petroleum Exporting Countries (OPEC) and Russia affecting the production and pricing of crude oil and other global and domestic political, economic or diplomatic developments; capital available for exploration and development; risks related to the Company’s hedging activities; voluntary or involuntary curtailments, delays or cancellations of certain drilling activities; well production timing; liabilities or corrective actions resulting from litigation, other proceedings and investigations or alleged violations of law or permits; drilling and operating risks; lack of, or disruption in, access to storage capacity, pipelines or other transportation methods; availability of drilling rigs, materials and labor, including the costs associated therewith; difficulty in obtaining necessary approvals and permits; the availability, cost, terms and timing of issuance or execution of, competition for, and challenges to, mineral licenses and leases and governmental and other permits and rights-of-way, and our ability to retain mineral licenses and leases; non-performance by third parties of contractual or legal obligations, including due to bankruptcy; administrative impediments or unexpected events that may impact dividends or other distributions, and the timing thereof, from our equity method investees; changes in our credit ratings; hazards such as weather conditions, a health pandemic, acts of war or terrorist acts and the government or military response thereto; the impacts of supply chain disruptions that began during the COVID-19 pandemic and the resulting inflationary environment; security threats, including cybersecurity threats and disruptions to our business and operations from breaches of our information technology systems, or breaches of the information technology systems, facilities and infrastructure of third parties with which we transact business; changes in safety, health, environmental, tax and other regulations, requirements or initiatives, including those addressing the impact of global climate change, air emissions or water management; our ability to achieve, reach or otherwise meet initiatives, plans, or ambitions with respect to ESG matters; our ability to pay dividends and make share repurchases; our ability to progress the E.G. Gas Mega Hub; impacts of the Inflation Reduction Act of 2022 and our assumptions relating thereto; the risk that assets we acquire do not perform consistent with our expectations, including with respect to future production or drilling inventory; other geological, operating and economic considerations; and the risk factors, forward-looking statements and challenges and uncertainties described in the Company’s 2022 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other public filings and press releases, available at https://ir.marathonoil.com/. Except as required by law, the Company undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.

Consolidated Statements of Income (Unaudited)	Three Months Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
(In millions, except per share data)	2023	2023	2022	2023	2022
Revenues and other income:
Revenues from contracts with customers	$1,585	$1,771	$1,603	$6,407	$7,540
Net gain (loss) on commodity derivatives	23	1	15	42	(114)
Income from equity method investments	45	38	144	185	613
Net gain (loss) on disposal of assets	11	1	(39)	17	(38)
Other income	27	2	10	46	35
Total revenues and other income	1,691	1,813	1,733	6,697	8,036
Costs and expenses:
Production	221	192	181	828	690
Shipping, handling and other operating	202	164	158	689	733
Exploration	13	20	18	59	110
Depreciation, depletion and amortization	549	583	434	2,211	1,753
Impairments	2	—	3	2	7
Taxes other than income	112	113	103	363	484
General and administrative	72	72	88	297	308
Total costs and expenses	1,171	1,144	985	4,449	4,085
Income from operations	520	669	748	2,248	3,951
Net interest and other	(84)	(94)	(60)	(352)	(188)
Other net periodic benefit credits	4	5	2	15	16
Income before income taxes	440	580	690	1,911	3,779
Provision for income taxes	43	127	165	357	167
Net income	$397	$453	$525	$1,554	$3,612
Adjusted Net Income
Net income	$397	$453	$525	$1,554	$3,612
Adjustments for special items (pre-tax):
Net (gain) loss on disposal of assets	(11)	(1)	39	(17)	38
Proved property impairments	2	—	3	2	7
Exploratory dry well costs, unproved property impairments and other	4	11	12	30	74
Pension settlement	—	—	2	1	2
Unrealized (gain) loss on derivative instruments	(21)	6	(22)	(13)	(18)
Unrealized loss on interest rate swaps	—	—	—	—	27
Acquisition transaction costs	—	1	18	2	18
Other	37	—	(2)	37	46
Benefit for income taxes related to special items (a)	(2)	(4)	(12)	(9)	(43)
Valuation allowance	—	—	—	—	(685)
Adjustments for special items	9	13	38	33	(534)
Adjusted net income (b)	$406	$466	$563	$1,587	$3,078
Per diluted share:
Net income	$0.68	$0.75	$0.82	$2.56	$5.26
Adjusted net income (b)	$0.69	$0.77	$0.88	$2.61	$4.48
Weighted average diluted shares	584	604	637	608	687
(a)In both 2023 and 2022, we applied the estimated U.S. and state statutory rate of 22% to our special items.
(b)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Data (Unaudited)	Three Months Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
(Per share)	2023	2023	2022	2023	2022
Adjusted Net Income Per Diluted Share
Net income	$0.68	$0.75	$0.82	$2.56	$5.26
Adjustments for special items (pre-tax):
Net (gain) loss on disposal of assets	(0.02)	—	0.06	(0.03)	0.06
Proved property impairments	—	—	—	—	0.01
Exploratory dry well costs, unproved property impairments and other	0.01	0.01	0.02	0.05	0.11
Unrealized (gain) loss on derivative instruments	(0.03)	0.01	(0.03)	(0.02)	(0.03)
Unrealized loss on interest rate swaps	—	—	—	—	0.04
Acquisition transaction costs	—	—	0.03	—	0.03
Other	0.05	—	—	0.05	0.06
Benefit for income taxes related to special items	—	—	(0.02)	—	(0.06)
Valuation allowance	—	—	—	—	(1.00)
Adjustments for special items	0.01	0.02	0.06	0.05	(0.78)
Adjusted net income per share (a)	$0.69	$0.77	$0.88	$2.61	$4.48
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Data (Unaudited)	Three Months Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
(In millions)	2023	2023	2022	2023	2022
Segment income
United States	$468	$505	$510	$1,763	$2,740
International	51	62	129	232	585
Not allocated to segments	(122)	(114)	(114)	(441)	287
Net income	$397	$453	$525	$1,554	$3,612

Net operating cash flow before changes in working capital (Adjusted CFO)(a)
Net cash provided by operating activities	$1,080	$1,066	$1,127	$4,087	$5,428
Changes in working capital	(100)	78	(23)	100	(18)
Adjusted CFO(a)	$980	$1,144	$1,104	$4,187	$5,410

Free cash flow
Net cash provided by operating activities	$1,080	$1,066	$1,127	$4,087	$5,428
Capital expenditures	(360)	(449)	(344)	(2,033)	(1,480)
Change in capital accrual	(39)	(44)	11	(25)	30
Free cash flow	$681	$573	$794	$2,029	$3,978

Adjusted free cash flow(a)
Adjusted CFO(a)	$980	$1,144	$1,104	$4,187	$5,410
Adjustments:
Capital expenditures	(360)	(449)	(344)	(2,033)	(1,480)
EG return of capital and other financing(b)	4	23	3	28	17
Adjusted free cash flow (a)	$624	$718	$763	$2,182	$3,947
Reinvestment rate (a)	37%	38%	31%	48%	27%
(a)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.
(b)Excludes approximately $2 million of debt issuance costs for the second quarter of 2023.

Supplemental Data (Unaudited)	2024 Free Cash Flow Outlook (a)
(In millions)
Expected free cash flow(b)
Expected net cash provided by operating activities	$3,900
Less: Capital expenditures (at mid-point of annual guidance)	(2,000)
Expected free cash flow(b)	$1,900
(a)Based upon an $75/bbl WTI, $2.50/MMbtu Henry Hub and $10/MMbtu TTF price assumption.
(b)Non-GAAP financial measure. See “Non-GAAP Measures” above for further discussion.

Supplemental Statistics (Unaudited)	Three Months Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
Net Production	2023	2023	2022	2023	2022
Equivalent Production (mboed)
United States	352	369	278	355	284
International	52	52	55	50	59
Total net production	404	421	333	405	343
Oil Production (mbbld)
United States	180	189	156	182	159
International	9	9	10	8	10
Total net production	189	198	166	190	169

Supplemental Statistics (Unaudited)	Three Months Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
	2023	2023	2022	2023	2022
United States - net sales volumes
Crude oil and condensate (mbbld)	179	189	156	181	159
Eagle Ford	71	80	62	77	57
Bakken	75	77	59	71	71
Oklahoma	10	9	10	10	12
Permian	21	22	20	21	14
Other United States(a)	2	1	5	2	5
Natural gas liquids (mbbld)	86	90	59	87	64
Eagle Ford	37	40	14	37	15
Bakken	26	27	22	24	25
Oklahoma	15	13	15	16	17
Permian	8	10	6	10	5
Other United States(a)	—	—	2	—	2
Natural gas (mmcfd)	520	539	371	521	363
Eagle Ford	217	229	93	222	86
Bakken	101	103	80	94	87
Oklahoma	147	143	143	146	140
Permian	53	61	40	57	34
Other United States(a)	2	3	15	2	16
Total United States (mboed)	352	369	277	355	284
International - net sales volumes
Crude oil and condensate (mbbld)	5	11	11	9	10
Equatorial Guinea	5	11	11	9	10
Natural gas liquids (mbbld)	6	6	6	5	7
Equatorial Guinea	6	6	6	5	7
Natural gas (mmcfd)	219	217	235	214	252
Equatorial Guinea	219	217	235	214	252
Total International (mboed)	48	53	56	50	59
Total Company - net sales volumes (mboed)	400	422	333	405	343
Net sales volumes of equity method investees
LNG (mtd)	1,669	1,670	1,653	1,790	2,565
Methanol (mtd)	1,377	1,208	1,328	1,252	1,058
Condensate and LPG (boed)	5,705	8,264	7,540	7,344	7,969
(a)Includes sales volumes from certain non-core proved properties in our United States segment.

Supplemental Statistics (Unaudited)	Three Months Ended			Year Ended
	Dec. 31	Sept. 30	Dec. 31	Dec. 31	Dec. 31
	2023	2023	2022	2023	2022
United States - average price realizations(a)
Crude oil and condensate ($ per bbl)(b)	$77.28	$80.90	$84.29	$76.42	$95.58
Eagle Ford	76.71	79.70	84.26	75.41	95.73
Bakken	77.19	81.97	84.93	77.32	96.40
Oklahoma	78.36	80.48	82.36	76.25	95.26
Permian	79.05	81.86	84.21	77.35	92.25
Other United States	76.45	78.54	81.74	73.47	91.74
Natural gas liquids ($ per bbl)	$20.92	$21.37	$26.02	$21.20	$34.55
Eagle Ford	20.12	21.60	26.47	20.89	34.12
Bakken	19.29	19.24	23.17	19.52	33.80
Oklahoma	25.78	24.52	30.14	24.22	37.09
Permian	20.97	21.97	25.82	21.72	31.75
Other United States	21.34	18.94	24.55	20.81	33.30
Natural gas ($ per mcf)(c)	$2.32	$2.28	$4.93	$2.36	$6.11
Eagle Ford	2.34	2.33	4.99	2.34	5.94
Bakken	2.44	2.10	5.55	2.66	6.23
Oklahoma	2.49	2.35	4.95	2.41	6.27
Permian	1.55	2.18	3.83	1.81	5.65
Other United States	2.82	3.03	3.96	2.88	5.89
International - average price realizations
Crude oil and condensate ($ per bbl)	$47.43	$64.30	$59.27	$57.50	$68.67
Equatorial Guinea	47.43	64.30	59.27	57.50	68.67
Natural gas liquids ($ per bbl)	$1.00	$1.00	$1.00	$1.00	$1.00
Equatorial Guinea(d)	1.00	1.00	1.00	1.00	1.00
Natural gas ($ per mcf)	$0.24	$0.24	$0.24	$0.24	$0.24
Equatorial Guinea(d)	0.24	0.24	0.24	0.24	0.24
Benchmark
WTI crude oil (per bbl)	$78.53	$82.22	$82.64	$77.60	$94.33
Brent (Europe) crude oil (per bbl)(e)	$83.72	$86.66	$88.56	$82.47	$100.78
Mont Belvieu NGLs (per bbl)(f)	$22.33	$23.13	$27.18	$22.82	$35.78
Henry Hub natural gas (per mmbtu)(g)	$2.88	$2.55	$6.26	$2.74	$6.64
TTF natural gas (per mmbtu)	$13.61	$10.80	$37.18	$13.10	$40.85
(a)Excludes gains or losses on commodity derivative instruments.
(b)Inclusion of realized gains (losses) on crude oil derivative instruments would have had no effect on average price realizations for the fourth quarter 2023, third quarter 2023 and the year ended December 31, 2023, while decreasing average price realizations by $0.40 for the fourth quarter of 2022 and by $1.90 for the year ended December 31, 2022, respectively.
(c)Inclusion of realized gains (losses) on natural gas derivative instruments would have increased average price realizations by $0.06 per mcf for the fourth quarter 2023, $0.13 per mcf for the third quarter 2023 and $0.15 for the year ended December 31, 2023, while decreasing average price realization by $0.04 per mcf and $0.16 per mcf for the fourth quarter 2022 and the year ended December 31, 2022, respectively.
(d)Represents fixed prices under long-term contracts with Alba Plant LLC, Atlantic Methanol Production Company LLC and/or Equatorial Guinea LNG Holdings Limited, which are equity method investees. The Alba Plant LLC processes the NGLs and then sells secondary condensate, propane, and butane at market prices. Marathon Oil includes its share of income from each of these equity method investees in the International segment.
(e)Average of monthly prices obtained from Energy Information Administration website.
(f)Bloomberg Finance LLP: Y-grade Mix NGL of 55% ethane, 25% propane, 5% butane, 8% isobutane and 7% natural gasoline.
(g)Settlement date average per mmbtu.

The following table sets forth outstanding derivative contracts as of February 19, 2024 and the weighted average prices for those contracts:

	2024
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Crude Oil
NYMEX WTI Three-Way Collars
Volume (Bbls/day)	40,000	40,000	20,000	20,000
Weighted average price per Bbl:
Ceiling	$101.01	$101.01	$101.95	$101.95
Floor	$66.25	$66.25	$65.00	$65.00
Sold put	$51.25	$51.25	$50.00	$50.00